Level 26, 333 Collins Street, Melbourne Vic 3000 Telephone +61 (3) 9611 3600 Facsimile +61 (3) 9611 3800 Client Services Team freecall 1800 813 500 Email info@au.invesco.com www.invesco.com.au

Mr Mark Armour
c/o Invesco Perpetual
UK

12th March 2013

Dear Mark,
Letter of Assignment - Secondment to Invesco Perpetual

Further to your conversations with Invesco Ltd.'s (the “Firm”) Chief Executive Officer, Marty Flanagan, I am pleased to confirm the details of your secondment to our Invesco Perpetual and EMEA business based in Henley-on-Thames, United Kingdom. The terms of this Letter of Assignment shall be deemed to amend the Employment Agreement, dated October 10, 2011, between you and Invesco Asset Management Australia (Holdings) Limited (the “Employment Agreement”), and such amendment shall be effective as of 1st March, 2013.

Your secondment will be for a period of three years, with the possibility that the secondment could be extended by mutual agreement. During the secondment you will continue to be employed by Invesco Asset Management Australia (Holdings) Limited. As you have already received your entry clearance, your secondment will be effective on 1st March 2013.

Whilst you are based in the UK, your title will be Senior Managing Director and Head of EMEA, and you will continue to report to Marty Flanagan. You will transfer to the UK payroll and your base salary will be paid at the rate of £300,000 per annum.

Your secondment will be subject to the terms of the Invesco Global Mobility Policy (the “Mobility Policy”), pursuant to which you will receive certain relocation benefits, including without limitation the following (as highlighted in the attached document):

•
Your taxes may be equalized for the duration of the secondment pursuant to the Firm's Tax Equalization Policy. This policy is intended to ensure that your tax burden is generally neither greater nor less than the tax you would have had to pay had you remained in your home country of Australia. (Any tax liabilities on spousal and personal income shall remain your responsibility.)

•
An accounting firm, designated and paid by the Firm, will provide tax consultation prior to your secondment, and will assist in the preparation and filing of your foreign and home country tax returns throughout the secondment and any subsequent years, until all credits and debits relating to your secondment have been finalized.

•
During your secondment, you will observe the UK annual leave policy and will be entitled to the UK statutory public holidays. Any accrued annual leave that you currently have will carry forward during your secondment.

•	You will be enrolled into the UK Group Personal Pension Plan and also the UK Medical Insurance Scheme (for you and your wife) rather than remain in the Australian schemes.

During your secondment, you will receive the following benefit in addition to those offered under the Mobility Policy:

•	You and your wife will be allowed three (3) round-trip flights to Australia per year.

All other terms and conditions of your employment set forth in the Employment Agreement shall remain unchanged, including your notice period and your Australian long service leave accrual. (However, please note that you would only be able to use the long service leave accrual once you have returned to your Invesco employment in Australia.)

Please note that, during the secondment period, your employment with the Firm will be subject to UK employment law.

Please signify your acceptance of the terms of this secondment by signing and returning the enclosed copy of this Letter of Assignment to me.

Please do not hesitate to contact me if there are any questions.

Yours sincerely

Washington Dender
Invesco Head of Human Resources

Cc: Caroline Atkinson

____________________________________________________________________________________

I accept the above-described amendments to the terms and conditions of the Employment Agreement.

Signed:………………………………………………………… Date:……………………………………………....